Exhibit 5.1

Darren K. DeStefano (703)-456-8034 ddestefano@cooley.com
July 21, 2010
RegeneRx Biopharmaceuticals, Inc.
15245 Shady Grove Road, Suite 470
Rockville, MD 20850
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by RegeneRx Biopharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 5,000,000 shares of the Company’s Common Stock, $0.001 par value, issuable under the Company’s 2010 Equity Incentive Plan (the “2010 Plan”) (collectively the “S-8 Shares”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, the 2010 Plan and such other documents, records, certificates, memoranda and other instruments as we deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than the jurisdiction identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the S-8 Shares, when issued and sold in accordance with the 2010 Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley LLP

By:	/s/ Darren K. DeStefano Darren K. DeStefano
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